Exhibit 5.1

601 Lexington Avenue New York, New York 10022 (212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900
September 25, 2013

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Community Health Systems, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special counsel to Community Health Systems, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and Contingent Value Rights (“CVRs”) of the Company, in each case pursuant to a Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2013, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Common Stock and the CVRs are to be issued in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of July 29, 2013, by and among Health Management Associates, Inc. (“HMA”), the Company and FWCT-2 Acquisition Corporation (the “Merger Agreement”). Such shares of Common Stock, when issued in accordance with the Merger Agreement, are referred to herein as the “Shares.” The CVRs will be issued under a Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into by and between the Company and a trustee mutually acceptable to the Company and HMA (the “Trustee”). The issuance of the Shares and the CVRs is referred to herein as the “Issuance.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement attached as Exhibit 2.1 to the Registration Statement; (ii) the Restated Certificate of Incorporation of the

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Community Health Systems, Inc.

September 25, 2013

Company in the form filed as Exhibit 3.1 to the Registration Statement (the “Charter”); (iii) the Certificate of Amendment to the Charter in the form filed as Exhibit 3.2 to the Registration Statement; (iv) the Amended and Restated By-laws of the Company in the form filed as Exhibit 3.3 to the Registration Statement; (v) the form of common stock certificate of the Company filed as Exhibit 4.1 to the Registration Statement; (vi) the form of CVR Agreement attached as Exhibit 4.2 to the Registration Statement, (vii) the form of certificate representing the CVR set forth in the CVR Agreement; (viii) minutes and records of the corporate proceedings of the Company with respect to the Issuance; and (ix) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have further assumed that the CVR Agreement and the CVRs will have been duly authorized, executed and delivered by the Company and will have been duly authorized, executed and delivered by the Trustee, in each case, substantially in the form examined by us, and that the CVR Agreement will constitute a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. We have not independently established or verified any facts relevant to the opinion expressed herein, but relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, when (i) the certificate of merger relating to the Merger is filed with and accepted by the Secretary of State of the State of Delaware; (ii) the Registration Statement becomes effective under the Act and provided that such effectiveness shall not have been terminated; (iii) the certificates evidencing the Shares have been duly executed and authenticated in accordance with the provisions of the Merger Agreement and duly delivered to the stockholders of HMA in exchange for their shares of common stock of HMA; and (iv) the certificates in the form examined by us representing the CVRs have been duly executed and authenticated in accordance with the provisions of the CVR Agreement and duly delivered to the stockholders of HMA in exchange for their shares of common stock of HMA:

1.	the Shares will have been duly authorized and validly issued and will be fully paid and non-assessable; and

2.	the CVRs will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy,

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Community Health Systems, Inc.

September 25, 2013

insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the Issuance.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

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